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                                                                   EXHIBIT 10.60
                              September 22, 2000

                              [LOGO APPEARS HERE]

Mr. Loren Smith
P.O. Box 953
El Prado, NM  87529-0953

Dear Loren:

     In October 1999, at the request of the Board of Directors, you agreed to serve as President and Chief Operating Officer of Stamps.com Inc. (the "Company"), which agreement was documented in an offer letter dated October 20,
1999.   You and the Board have subsequently agreed that the business needs you were requested to fulfill have largely been addressed and that as of the end of September you have decided to resign your position as a senior manager of the Company. This letter sets forth the arrangements for your transition from a senior executive role at the Company and confirms our mutual agreement as follows:

     1. The Company agrees to accept your resignation from the offices of President and Chief Operating Officer, effective September 30, 2000. You agree to remain in your current role as a member of the Company's Board of Directors.

     2. Upon receipt of this letter signed and dated by you and the expiration of the time periods in paragraphs 12 and 13, the Company agrees to:

          (a) Pay you the amount of $10,416.66 semi-monthly for the payroll periods covering October 1, 2000 through March 31, 2001, less all appropriate withholding taxes.

          (b) Pay you a lump sum amount of $66,000, less all appropriate withholding taxes. Such amount shall be paid to you on the first payroll period following your execution of this letter.

          (c) Allow you continued use of the cell phone and cell phone account provided to you by the Company until December 31, 2000; provided, however, that the Company will only pay for reasonable and necessary charges incurred on behalf of the Company. After December 31, 2000, your cell phone account will be closed; however, you may keep the cell phone for your personal use.
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          (d)  Allow you to keep the laptop computer and Palm Pilot provided to you by the Company for your personal use.

          (e) Grant you an option to purchase 2,500 shares of the Company's Common Stock, which option shall be immediately exercisable and shall have an exercise price equal to the closing price of the Company's Common Stock on Nasdaq on September 29, 2000. The option shall have a term of 10 years; provided, however, that the option shall cease to be exercisable at such time as you are no longer a member of the Company's board of directors.

          (f) Pay you for any accrued and unused vacation and reimburse you for any unpaid expenses incurred and identified on expense reimbursement forms previously submitted by you and approved for payment by the Company's Chief Financial Officer and Controller.

          (g) Pay for the shipment to Taos, New Mexico of personal effects and items located in your temporary living space and office in Santa Monica.

     3. You acknowledge that by payment of the amounts set forth above, you will receive all money and other benefits due you as a result of your employment with and discontinuation of your executive role with the Company.

     4. This arrangement shall not modify the terms of your stock options granted in February 1999 for your appointment as a director (108,000 shares) and as a consultant (135,000 shares) to the Company.

     5. Under the terms of the Company's 1999 Stock Incentive Plan, you acknowledge that you will have until November 30, 2000 to exercise any options that you received upon your appointment as the Company's President and Chief Operating Officer in October 1999 and that are vested as of September 30, 2000. As of September 30, 2000 and with respect to options granted upon your appointment as the Company's President and Chief Operating Officer, you will have vested in options to purchase 137,500 shares of Common Stock with an exercise price of $35.63.
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     6.   You agree to speak on the Company's behalf at the E-Post World
Conference to be held from September 18-20, 2000 in Miami, Florida. All travel expenses incurred by you for this appearance (and any other public appearances agreed to between you and the Company's Chief Executive Officer) shall be reimbursed in accordance with the Company's travel reimbursement policy.

     7. You agree to return to the Company all other property purchased or leased on your behalf by October 31, 2000. In lieu of returning any leased property, you may terminate your lease or assume any lease that is not already leased in your name.

     8. You fully release and discharge the Company, all affiliated corporations, past and present officers, directors, employees, agents and representatives, and each of them of and from, without limitation, any and all rights, claims, liabilities, losses or expenses of any kind whether arising out of, from, or related to your employment relationship with the Company, your resignation thereof, or arising out of any other matter between you and the Company, and specifically including any claim of age discrimination under the Age Discrimination in Employment Act, as amended, and the California Fair Employment & Housing Act.

     9. You understand and agree that the claims released hereby are intended to and do include any and all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, which you have or may have against the Company and you hereby waive any and all rights you have or may have under
Section 1542 of the California Civil Code.  Section 1542 provides as follows:

               A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     10. You agree not to directly or indirectly disparage the Company, its officers or employees in any manner, or directly or indirectly solicit or attempt to solicit its employees or customers. In addition, you agree that you remain bound by the Confidential Information and Inventions Assignment Agreement that you signed on October 20, 1999. You also represent and warrant that you have complied with your
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obligations under that confidentiality agreement and that you will continue to comply with such obligations. You and the Company agree that any public statements by you or the Company regarding your departure shall be mutually agreed upon prior to release and that such public statements must be made at such time as the Company's corporate counsel advises is appropriate for SEC reporting purposes.

     11. You acknowledge that you have been advised to consult with an attorney before signing this agreement, and that you have voluntarily and knowingly executed this agreement after having had the opportunity to consult with an attorney.

     12. You further acknowledge that you may consider the terms of this agreement for 21 days before signing it, and that you have been so advised.
This agreement was provided to you on September 22, 2000. Accordingly, you have until October 13, 2000 to decide whether you will sign the agreement.

     13. For a period of seven days following your execution of this agreement, you may revoke the agreement, and the agreement shall not become effective or enforceable until the revocation period has expired.

     14. This letter constitutes the entire agreement between you and the Company concerning the terms of your employment severance and the compensation related thereto. No amendments to this agreement will be valid unless written and signed by you and an officer of the Company.

     I believe this letter fully describes our agreement, and if you are in accord, please sign and date below. We wish you the best in your future endeavors.

                         Sincerely yours,


                          /s/ John W. LaValle
                         --------------------------
                         John W. LaValle
                         Executive Vice President and Chief Financial Officer


     I agree to and accept the
     terms of this letter.


     /s/ Loren E. Smith                  26 September '00
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     Loren E. Smith                     Date